Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 8, 2012, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Furmanite Corporation on Form 10-K for the year ended December 31, 2011. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Furmanite Corporation on Form S-8 (File Nos. 333-159632 effective June 1, 2009; 333-159630, effective June 1, 2009; 333-101996, effective December 19, 2002; 333-87446, effective May 2, 2002; 333-83968, effective March 7, 2002; 333-68558, effective August 28, 2001; 333-60195, effective July 30, 1998; 333-22109, effective February 20, 1997; 333-14071, effective October 15, 1996; 333-14067, effective October 15, 1996; 333-150127, effective April 7, 2008; 33-54027, effective June 8, 1994; and 33-41295, effective June 19, 1991).

/s/ GRANT THORNTON LLP
Dallas, Texas
March 8, 2012